SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
                  Suspension of Duty to File Reports Under
        Sections 13 and 15(d) of the Securities Exchange Act of 1934

                      Commission File Number: 000-27274

                        WALKER WINGSAIL AMERICA INC.
           (Exact name of registrant as specified in its charter)

                          DEVONPORT ROYAL DOCKYARD
                         PLYMOUTH, DEVON, UK PL1 4SG
                               44 1752 608000

             (Address, including zip code, and telephone number,
                    including area code, of registrant's
                        principal executive offices)

                   Common Stock, par value $.01 per share
             (Title of each class of securities covered by this
                                    Form)

                                    None

            (Titles of all other classes of securities for which
                a duty to file reports under Section 13(a) or
                               15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [ ]           Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)     [ ]           Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)      [ ]           Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)     [ ]           Rule 15d-6               [X]
Rule 12h-3(b)(1)(i)      [ ]

      Appropriate number of holders of record as of the certification or
notice date:                                             1107


                                  SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, Walker Wingsail America Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

                                       WALKER WINGSAIL AMERICA INC.


Date:  Nov 13, 1998                    By: /s/ John Walker
                                           ----------------------
                                           Name:   John Walker
                                           Title:  President
                                                   (Principal Executive
                                                   Officer, Principal
                                                   Financial Officer &
                                                   Principal Accounting
                                                   Officer